Exhibit 97.1

Clawback Policy for Accounting Restatements
Last reviewed and amended by the Board on November 21, 2024
Policy Statement
Signet Jewelers Limited (including its subsidiaries, the “Company”) recognizes that it is in the best interests of the Company and its shareholders to align its executive compensation philosophy regarding pay-for-performance with a culture of accountability and integrity. Accordingly, the Company has adopted this Clawback Policy for Accounting Restatements (this “Policy”) which provides for the recoupment of certain executive compensation in the event of an accounting restatement (as defined below) resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 303A.14 of the New York Stock Exchange Listed Company Manual (“Listing Standards”).
Questions about this Policy should be directed to the Corporate Secretary.
Definitions
1.    “Accounting restatement” means a restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
2.    “Covered executives” means the Company’s current and former team members who have been designated by the Company’s Board of Directors (the “Board”) as executive officers in accordance with Section 10D of the Exchange Act, which shall generally include the Company’s team members who have been deemed by the Board to be subject to the requirements of Section 16 under the Exchange Act, and such other senior executives or team members who may from time to time be determined by the Board, in its sole discretion, to be subject to this Policy.
3.    “Incentive compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:
a.    Cash bonuses awarded under the Company’s Short-Term Incentive Plan, and any other short or long-term cash incentives.
b.    Equity-based compensation granted under the Company’s Long-Term Incentive Plan and/or Omnibus Incentive Plan or other Company plan or arrangement, including:
•Stock options;
•Stock appreciation rights;
•Time-based restricted shares;
•Time-based restricted stock units; or
•Performance-based restricted stock units.

4.    “Excess incentive compensation” means

a.    the excess of the incentive compensation paid to the covered executive based on the erroneous data over the incentive compensation that would have been paid to the covered executive had it been determined based on the restated results, computed without regard for any taxes paid, as determined by the Board; or
b.    if the Board cannot determine the excess of the incentive compensation received by the covered executive directly from the information in the accounting restatement, then the Board shall make its determination based on a reasonable estimate of the effect of the accounting restatement.
5.    “Financial reporting measures” include any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include, but are not limited to, the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income, including non-GAAP adjusted operating income; sales, including same store or comparable sales of the Company or one or more reportable segments or banners, where such sales are subject to an accounting restatement; financial ratios (e.g., leverage ratio, operating margins, accounts receivable turnover and inventory turnover rates); earnings before interest and taxes (“EBIT”), including non-GAAP EBIT; earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations and adjusted funds from operations; free cash flow and other liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); and operating margins. A financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission to be deemed a financial reporting measure.
Administration
This Policy shall be administered by the Board or, if so designated by the Board, the Human Capital Management & Compensation Committee, in which case references herein to the Board shall be deemed references to the Human Capital Management & Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.
Recoupment
In the event the Company is required to prepare an accounting restatement of its financial statements, the Board will require reimbursement or forfeiture of any excess incentive compensation received by any covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The date on which the Company is required to prepare an accounting restatement is the earlier of: (a) the date the Board (or officers authorized by the Board) concludes or reasonably should have concluded that the Company is required to prepare an accounting restatement and (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.
Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping excess incentive compensation hereunder which may include, without limitation and subject to compliance with any applicable law:
•seeking reimbursement of all or part of any cash or equity-based incentive compensation previously paid;

•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based incentive compensation;
•cancelling prior cash or equity-based compensation, whether vested or unvested or paid or unpaid;
•offsetting the excess incentive compensation amount against any planned future cash compensation or equity-based awards, or otherwise owed by the Company to the covered executive;
•forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; and
•taking any other remedial and recovery action permitted by law, as determined by the Board.
No Indemnification
The Company shall not indemnify any covered executives against the loss of any erroneously awarded or excess incentive compensation.
Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the Listing Standards.
Effective Date
This Policy shall be effective as of the date it is adopted by the Board (the "Effective Date") and shall apply to incentive compensation that is approved, awarded or granted to covered executives on or after October 2, 2023. Subject to applicable law, the Board may affect recovery under this Policy from any amount of incentive compensation approved, awarded, granted, payable or paid to a covered executive prior to, on or after October 2, 2023.
Amendment and Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to remain consistent with the final or any amended regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and the New York Stock Exchange under Section 303A.14 of the Listing Standards. The Board may terminate this Policy at any time.
Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any termination protection agreement, employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a covered executive to agree to abide by and be subject to the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy, including in any termination protection agreement, employment agreement, equity award agreement, or similar agreement, and any other legal remedies available to the Company.

Impracticability
The Board shall recover any excess incentive compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and Section 303A.14 of the Listing Standards.
Successors
This Policy shall be binding and enforceable against all covered executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
Disclosure Requirement
A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.
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